TEMPUR SEALY REPORTS FIRST QUARTER RESULTS
- First Quarter 2024 Net Sales of $1.2 Billion, Consistent with Prior Year
- Strong Consolidated Gross Margins up 1.7% to 43.1%
- EPS of $0.43 and Adjusted EPS(1) of $0.50
- Record First Quarter Cash Flow from Operations of $130 Million

LEXINGTON, KY, May 7, 2024 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the first quarter ended March 31, 2024 and reaffirmed financial guidance for the full year 2024.

FIRST QUARTER 2024 FINANCIAL SUMMARY

•Total net sales decreased 1.5% to $1,189.4 million as compared to $1,208.1 million in the first quarter of 2023, with a decrease of 2.0% in the North America business segment and consistent sales in the International business segment. On a constant currency basis(1), total net sales decreased 2.1%, with a decrease of 2.3% in the North America business segment and a decrease of 1.6% in the International business segment.
•Gross margin was 43.1% as compared to 41.4% in the first quarter of 2023. Adjusted gross margin(1) was 43.4% as compared to 41.8% in the first quarter of 2023.
•Operating income decreased 8.2% to $131.5 million as compared to $143.3 million in the first quarter of 2023. Adjusted operating income(1) decreased 2.6% to $149.4 million as compared to $153.4 million in the first quarter of 2023.
•Net income decreased 10.6% to $76.3 million as compared to $85.3 million in the first quarter of 2023. Adjusted net income(1) decreased 3.4% to $89.7 million as compared to $92.9 million in the first quarter of 2023.
•Earnings per diluted share ("EPS") decreased 10.4% to $0.43 as compared to $0.48 in the first quarter of 2023. Adjusted EPS(1) decreased 5.7% to $0.50 as compared to $0.53 in the first quarter of 2023.
•Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.85 times as compared to 3.24 times in the trailing twelve months ended March 31, 2023.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	March 31, 2024	March 31, 2023
Net sales	$1,189.4	$1,208.1	(1.5)%
Net income	$76.3	$85.3	(10.6)%
Adjusted net income (1)	$89.7	$92.9	(3.4)%
EPS	$0.43	$0.48	(10.4)%
Adjusted EPS (1)	$0.50	$0.53	(5.7)%

Company Chairman and CEO Scott Thompson commented, "We are pleased to report solid first quarter sales, earnings and record operating cash flow against a global backdrop which appears to be at a historical nadir. The strong reception to our newly launched innovative products and our ongoing investment in compelling marketing to support the industry, combined with our broad-based omni-channel reach and our commitment to driving operational efficiencies, drove our industry outperformance in the first quarter. Although we look forward to the market’s recovery, this recessionary environment provides opportunity to highlight the strength of our global business model and our leading competitive position. We continue to invest in our key initiatives and expect to emerge from the current downturn positioned well for long term success.

Thompson continued, "Regarding the pending Mattress Firm transaction, which we have been working on for two and half years, we believe it will unlock benefits for customers and shareholders. We continue to work closely with the FTC to advance the transaction approval process. As previously disclosed, we anticipate the FTC will complete its review in the second quarter and we are targeting closing the transaction in 2024. We look forward to bringing the Mattress Firm team onboard."
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 2.0% to $901.1 million as compared to $919.6 million in the first quarter of 2023. On a constant currency basis(1), North America net sales decreased 2.3% as compared to the first quarter of 2023. Gross margin was 39.2% as compared to 37.4% in the first quarter of 2023. Adjusted gross margin(1) was 39.5% as compared to 37.9% in the first quarter of 2023. Operating margin was 14.9% as compared to 14.8% in the first quarter of 2023. Adjusted operating margin(1) was 15.3%, consistent with the first quarter of 2023.

North America net sales through the wholesale channel decreased $27.4 million, or 3.4%, to $776.9 million as compared to the first quarter of 2023, primarily driven by macroeconomic pressures impacting U.S. consumer behavior. North America net sales through the direct channel increased $8.9 million, or 7.7%, to $124.2 million as compared to the first quarter of 2023. The increase in the direct channel was driven by strength in our e-commerce business.

North America adjusted gross margin(1) improved 160 basis points as compared to the first quarter of 2023. The improvement was primarily driven by favorable commodity costs and operational efficiencies. These improvements were partially offset by production line changeover costs to support new OEM distribution and product launch costs. North America adjusted operating margin(1) was flat as compared to the first quarter of 2023.

International net sales decreased 0.1% to $288.3 million as compared to $288.5 million in the first quarter of 2023. On a constant currency basis(1), International net sales decreased 1.6% as compared to the first quarter of 2023. Gross margin was 55.4% as compared to 54.0% in the first quarter of 2023. Operating margin was 15.5% as compared to 15.3% in the first quarter of 2023.

International net sales through the wholesale channel increased $0.6 million, or 0.6%, to $108.9 million as compared to the first quarter of 2023. International net sales through the direct channel decreased $0.8 million, or 0.4%, to $179.4 million as compared to the first quarter of 2023.

International gross margin improved 140 basis points as compared to the first quarter of 2023. The improvement was primarily driven by favorable commodity costs and operational efficiencies. International operating margin improved 20 basis points as compared to the first quarter of 2023. The improvement was primarily driven by the improvement in gross margin, partially offset by operating expense deleverage.

Corporate operating expense increased to $47.7 million as compared to $36.9 million in the first quarter of 2023, primarily driven by transaction costs of $14.8 million related to the pending acquisition of Mattress Firm. Corporate adjusted operating expense(1) was $32.9 million as compared to $31.7 million in the first quarter of 2023.

Consolidated net income decreased 10.6% to $76.3 million as compared to $85.3 million in the first quarter of 2023. Adjusted net income(1) decreased 3.4% to $89.7 million as compared to $92.9 million in the first quarter of 2023. EPS decreased 10.4% to $0.43 as compared to $0.48 in the first quarter of 2023. Adjusted EPS(1) decreased 5.7% to $0.50 as compared to $0.53 in the first quarter of 2023.

The Company ended the first quarter of 2024 with total debt of $2.6 billion and consolidated indebtedness less netted cash(1) of $2.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.85 times for the trailing twelve months ended March 31, 2024.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2024, the Company reaffirmed its expectations for an adjusted EPS(1) range of $2.60 to $2.90. This contemplates the Company's current sales outlook for low to mid-single digit year-over-year growth. At the midpoint, this adjusted EPS(1) guidance represents a 15 percent increase from the prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2024.

Dividend Declared

The Company's Board of Directors declared a quarterly cash dividend of $0.13 per share, payable on May 30, 2024, to shareholders of record at the close of business on May 16, 2024.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, May 7, 2024, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the announced Mattress Firm acquisition including the related regulatory approval process, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2024 and subsequent periods and the Company's expectations for increasing sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 750 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended
	March 31,		Chg %
	2024	2023
Net sales	$1,189.4	$1,208.1	(1.5)%
Cost of sales	676.8	708.2
Gross profit	512.6	499.9	2.5%
Selling and marketing expenses	265.0	256.7
General, administrative and other expenses	121.0	104.5
Equity income in earnings of unconsolidated affiliates	(4.9)	(4.6)
Operating income	131.5	143.3	(8.2)%

Other expense, net:
Interest expense, net	34.3	32.8
Other (income) expense, net	(0.3)	0.1
Total other expense, net	34.0	32.9

Income before income taxes	97.5	110.4	(11.7)%
Income tax provision	(20.7)	(24.5)
Net income before non-controlling interest	76.8	85.9	(10.6)%
Less: Net income attributable to non-controlling interest	0.5	0.6
Net income attributable to Tempur Sealy International, Inc.	$76.3	$85.3	(10.6)%

Earnings per common share:
Basic	$0.44	$0.50	(12.0)%
Diluted	$0.43	$0.48	(10.4)%

Weighted average common shares outstanding:
Basic	173.6	172.0
Diluted	178.0	176.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2024	December 31, 2023
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$92.5	$74.9
Accounts receivable, net	483.6	431.4
Inventories	489.6	483.1
Prepaid expenses and other current assets	96.2	113.8
Total Current Assets	1,161.9	1,103.2
Property, plant and equipment, net	875.8	878.3
Goodwill	1,077.2	1,083.3
Other intangible assets, net	710.3	714.8
Operating lease right-of-use assets	619.7	636.5
Deferred income taxes	15.4	15.6
Other non-current assets	125.5	122.2
Total Assets	$4,585.8	$4,553.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$345.2	$311.3
Accrued expenses and other current liabilities	434.2	427.1
Short-term operating lease obligations	121.5	119.6
Current portion of long-term debt	47.3	44.9
Income taxes payable	10.0	5.3
Total Current Liabilities	958.2	908.2
Long-term debt, net	2,526.4	2,527.0
Long-term operating lease obligations	558.0	574.8
Deferred income taxes	127.2	127.9
Other non-current liabilities	80.6	82.6
Total Liabilities	4,250.4	4,220.5

Redeemable non-controlling interest	8.8	10.0

Total Stockholders' Equity	326.6	323.4
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$4,585.8	$4,553.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$76.8	$85.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.2	33.8
Amortization of stock-based compensation	9.2	10.8
Amortization of deferred financing costs	0.9	1.0
Bad debt expense	3.8	1.7
Deferred income taxes	0.1	0.7
Dividends received from unconsolidated affiliates	4.9	1.5
Equity income in earnings of unconsolidated affiliates	(4.9)	(4.6)
Foreign currency adjustments and other	0.1	(0.8)
Changes in operating assets and liabilities	0.1	(30.2)
Net cash provided by operating activities	130.2	99.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(31.5)	(52.1)
Other	0.3	0.1
Net cash used in investing activities	(31.2)	(52.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	478.1	509.8
Repayments of borrowings under long-term debt obligations	(481.8)	(477.4)
Proceeds from exercise of stock options	0.3	0.8
Treasury stock repurchased	(43.8)	(35.7)
Dividends paid	(24.9)	(20.8)
Repayments of finance lease obligations and other	(5.8)	(5.1)
Net cash used in financing activities	(77.9)	(28.4)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3.5)	2.2
Increase in cash and cash equivalents	17.6	21.6
CASH AND CASH EQUIVALENTS, beginning of period	74.9	69.4
CASH AND CASH EQUIVALENTS, end of period	$92.5	$91.0

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(in millions)	Consolidated		North America		International
	2024	2023	2024	2023	2024	2023
Wholesale (a)	$885.8	$912.6	$776.9	$804.3	$108.9	$108.3
Direct (b)	303.6	295.5	124.2	115.3	179.4	180.2
	$1,189.4	$1,208.1	$901.1	$919.6	$288.3	$288.5

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended March 31, 2024 and 2023:

	Three Months Ended
(in millions, except per share amounts)	March 31, 2024	March 31, 2023
Net income	$76.3	$85.3
Transaction costs (1)	14.8	5.2
Operational start-up costs (2)	3.1	1.7
ERP system transition (3)	—	3.2
Adjusted income tax provision (4)	(4.5)	(2.5)
Adjusted net income	$89.7	$92.9

Adjusted earnings per common share, diluted	$0.50	$0.53

Diluted shares outstanding	178.0	176.8

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended March 31, 2024:

	1Q 2024
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,189.4		$901.1		$288.3		$—

Gross profit	$512.6	43.1%	$352.8	39.2%	$159.8	55.4%	$—
Adjustments:
Operational start-up costs (2)	3.1		3.1		—		—
Total adjustments	3.1		3.1		—		—

Adjusted gross profit	$515.7	43.4%	$355.9	39.5%	$159.8	55.4%	$—

Operating income (expense)	$131.5	11.1%	$134.4	14.9%	$44.8	15.5%	$(47.7)
Adjustments:
Transaction costs (1)	14.8		—		—		14.8
Operational start-up costs (2)	3.1		3.1		—		—
Total adjustments	17.9		3.1		—		14.8

Adjusted operating income (expense)	$149.4	12.6%	$137.5	15.3%	$44.8	15.5%	$(32.9)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended March 31, 2023:

	1Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,208.1		$919.6		$288.5		$—

Gross profit	$499.9	41.4%	$344.0	37.4%	$155.9	54.0%	$—
Adjustments:
ERP system transition (3)	3.2		3.2		—		—
Operational start-up costs (2)	1.7		1.7		—		—
Total adjustments	4.9		4.9		—		—

Adjusted gross profit	$504.8	41.8%	$348.9	37.9%	$155.9	54.0%	$—

Operating income (expense)	$143.3	11.9%	$136.0	14.8%	$44.2	15.3%	$(36.9)
Adjustments:
Transaction costs (1)	5.2		—		—		5.2
ERP system transition (3)	3.2		3.2		—		—
Operational start-up costs (2)	1.7		1.7		—		—
Total adjustments	10.1		4.9		—		5.2

Adjusted operating income (expense)	$153.4	12.7%	$140.9	15.3%	$44.2	15.3%	$(31.7)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended March 31, 2024 and 2023:

	Three Months Ended
(in millions)	March 31, 2024	March 31, 2023
Net income	$76.3	$85.3
Interest expense, net	34.3	32.8
Income taxes	20.7	24.5
Depreciation and amortization	49.0	45.0
EBITDA	$180.3	$187.6
Adjustments:
Transaction costs (1)	14.8	5.2
Operational start-up costs (2)	3.1	1.7
ERP system transition (3)	—	3.2
Adjusted EBITDA	$198.2	$197.7
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended March 31, 2024:

Trailing Twelve Months Ended
(in millions)	March 31, 2024
Net income	$359.1
Interest expense, net	131.4
Loss on extinguishment of debt (5)	3.2
Income tax provision	99.6
Depreciation and amortization	188.8
EBITDA	$782.1
Adjustments:
Transaction costs (1)	58.6
Cybersecurity event (6)	14.3
Operational start-up costs (2)	11.8
Fair value remeasurement (7)	11.0
Adjusted EBITDA	$877.8

Consolidated indebtedness less netted cash	$2,501.9

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.85 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended March 31, 2024, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.85 times for the trailing twelve months ended March 31, 2024. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of March 31, 2024. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	March 31, 2024
Total debt, net	$2,573.7
Plus: Deferred financing costs (8)	20.7
Consolidated indebtedness	2,594.4
Less: Netted cash (9)	92.5
Consolidated indebtedness less netted cash	$2,501.9

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the first quarter of 2024, the Company recorded $14.8 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm. In the first quarter of 2023, the Company recorded $5.2 million of transaction costs primarily associated with the pending acquisition of Mattress Firm. In the trailing twelve months ended March 31, 2024, the Company recognized $58.6 million of transaction costs associated with the pending acquisition of Mattress Firm.
(2)	In the first quarter of 2024, the Company recorded $3.1 million of operational start-up costs in cost of sales for the capacity expansion of its manufacturing and distribution facilities in the U.S., which include personnel and facility related costs. In the first quarter of 2023, the Company recorded $1.7 million of operational start-up costs in cost of sales. In the trailing twelve months ended March 31, 2024, the Company recognized $11.8 million of operational start-up costs.
(3)	In the first quarter of 2023, the Company recorded $3.2 million of charges related to the transition of its ERP system in cost of sales.
(4)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(5)	In the trailing twelve months ended March 31, 2024, the Company recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of its senior secured credit facilities.
(6)	In the trailing twelve months ended March 31, 2024, the Company recorded $14.3 million of costs associated with the cybersecurity event identified on July 23, 2023. Cost of sales included $10.1 million of manufacturing and network disruption costs incurred to ensure business continuity. Operating expenses included $4.2 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of the Company's information systems.
(7)	In the trailing twelve months ended March 31, 2024, the Company recorded a fair value remeasurement of $11.0 million related to a strategic investment in a product innovation initiative.
(8)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(9)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.